                                                                   EXHIBIT 10.25

                            TERMINATION AND RELEASE


     This TERMINATION AND RELEASE (this "Agreement") is made as of the date set forth below (the "Effective Date") by and between Work.com LLC, a Delaware limited liability company ("Work.com") and the person or entity named below ("Company").

     WHEREAS, Work.com has informed Company that Work.com intends to cease operations; and Work.com and Company desire to enter into this Agreement to terminate any and all rights and obligations existing between them on the terms set forth herein;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.   All Prior Agreements Terminated.  The following agreements between the
     -------------------------------
parties, including the termination of any and all survival provisions contained in the agreements, are hereby terminated:

Agreement Name                                                  Date
                                                          -----------------
Vstream Services Agreement (to the extent assigned by
 At Home Corporation to Work.com)                         November 17, 1999
Letter Amendment to Services Agreement                    December 14, 2000
Collaboration Services Subscription                       December 14, 2000

2.   Payments.  As consideration for the termination of the agreements listed
     --------
above and the release provided for below, (a) the Promotion Fees due by Company in the Letter Amendment to Services Agreement dated December 14, 2000 (attached hereto as Exhibit A) is reduced by $150,000 and (b) Work.com will pay Company the amount of $55,000 as final payment of all services rendered by Company to Work.com. These payments serve as satisfaction of all amounts owing by either party to the other.

3.   Customer Acquisition.  Company may solicit any Work.com customers that used
     --------------------
Company services pursuant to the Agreements set forth above without any obligations to Work.com.

4.   Release.
     -------

4.1 Upon satisfaction of the payment obligations set forth in Section 2 above, each of Work.com and Company (together the "Parties Hereto"), each for themselves and their respective legal successors and assigns, releases and absolutely and forever discharges each other, and their respective shareholders, officers, directors, employees, agents, attorneys, parents, divisions, subsidiaries, affiliates, legal successors and assigns (including in accordance with Section 1541 of the Civil Code of the State of California) of and from all claims, liabilities, damages, debts, accounts, reckonings, obligations, costs, expenses, liens, demands and causes of action of every kind and nature whatsoever, whether now known or unknown, suspected or unsuspected, which they may now have, own or hold at any time heretofore ever had, owned or held or could, shall or may hereafter have, own or hold against one another based upon or arising out of the Agreement, any of the terminated agreements listed above or any other agreement by and between the Parties Hereto entered into prior to the date hereof (all of which are hereinafter referred to as and included with the "Released Matters").

4.2 It is the intention of the parties in executing this Agreement and in exchanging the consideration called for by this Agreement that this Agreement shall be effective as a termination of all of the agreements set forth in Paragraph 1 ("All Prior Agreements Terminated"), and as a full and final accord and satisfaction and general release of and from all Released Matters.

4.3 Further, each of the Parties Hereto acknowledges that it is familiar with the protections afforded by (i) Section 1542 of the Civil Code of the State of California, which provides that "[a] general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor" and (ii) any similar provision of the laws of any other applicable jurisdiction.

4.4 Each of the Parties Hereto hereby waives and relinquishes any right or benefit which it has or may have under Section 1542 of the Civil Code of the State of California or any similar provision of the statutory or nonstatutory law of any other jurisdiction to the full extent that it may lawfully waive all such rights and benefits pertaining to the subject matter of this Agreement. In connection with such waiver and relinquishment, each of the Parties Hereto acknowledges that it is aware that its attorneys or accountants may hereafter discover claims or facts in addition to or different from those which the Parties Hereto now knows or believes to exist with respect to the subject matter of this Agreement, but that it is the intention of the Parties Hereto to fully, finally and forever settle and release all of the Released Matters which now exist, may exist or heretofore have existed between them, except as otherwise expressly provided. In furtherance of this intention, the release herein given shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different claim or fact.

4.5 The Parties Hereto each warrant and represent to the other that it is the sole and lawful owner of all right, title and interest in and to all of the respective Released Matters and that it has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person or entity any Released Matter or any part or portion thereof.

4.6 The Parties Hereto acknowledge that they have each consulted with an attorney prior to signing this Agreement and that it is giving up any legal claims that they have against the other by signing it. The Parties Hereto acknowledge that they are signing this Agreement knowingly, willingly and voluntarily in exchange for the obligations of the other described in this Agreement.

5.   General. This Agreement constitutes the entire agreement and understanding
     -------
between the Parties Hereto with respect to the subject matter hereof and supersedes all express or implied, written or oral, agreements, representations and conditions, prior to or contemporaneous with the effective date of this Agreement, between the Parties Hereto with respect thereto, including but not limited to any prior proposals, waivers, accords or concessions. This Agreement may only be modified or amended by a written instrument signed by the parties. This Agreement will be governed and construed in accordance with the laws of the State of California (without giving effect to the conflicts of laws provisions thereof).

     IN WITNESS WHEREOF, authorized representatives of the parties have executed this Agreement as of the date set forth below.

--------------------------------------------------------------------------------------------------------
Company Name:  Evoke Communications                       Work.com LLC,
Address:       1157 Century Drive                         By: Work.com Inc., its managing member
               Louisville, CO   80027

By:                                                       By:
    -----------------------------                             -------------------------------
Name:                                                     Name:  Eric van Miltenburg
      ---------------------------
Title:                                                    Title:  SVP, Business Development & Operations
--------------------------------------------------------------------------------------------------------

Effective Date:  March 16, 2001

                                                                       EXHIBIT A

December 14, 2000


Mr. Don Hutchison
Chairman and CEO
Work.com LLC
550 Broadway
Redwood City, CA 94063

Dear Don:

At Home Corporation ("Excite@Home") has transferred to Work.com LLC ("Work.com") certain rights and obligations under the November 17, 1999 Vstream Services Agreement, by and between Excite@Home and Evoke Communications, Inc. ("Evoke" formerly known as Vstream, Inc.) (the "Agreement"). Pursuant to a letter agreement dated April 26, 2000, Evoke has consented to such transfer. Such transferred rights and obligations are those with respect to the (i) business portal site previously maintained by Excite@Home at www.work.com; and
(ii) the Excite Business Channel as set forth in the Agreement ("Assigned Provisions").

Work.com and Evoke now wish to amend the Assigned Provisions ("Amendment") as of December 14, 2000 ("Effective Date") as follows:

1. Term - The Term of the Assigned Provisions is hereby extended to two years from the Effective Date of this Amendment.

2. Promotional Campaigns - Work.com will perform promotional campaigns for Evoke Webconferencing and Collaboration Services currently available at http://webconference.work.com ("Co-Branded Core Services"). The parties will mutually agree upon the promotional content for the following promotions:

          a) During the Fourth Quarter of calendar year 2000, Work.com will promote as set forth on Exhibit A hereto the Co-Branded Core Services to the registered users ("Registered Users") of Work.com (the "Registered Users Promotion"). Work.com will be responsible for all out-of-pocket expenses incurred by Work.com in connection with this promotion.

          b) By the end of the First Quarter of calendar year 2001, Work.com will promote as set forth on Exhibit B hereto Work.com and the Co-Branded Core Services to subscribers to the Wall Street Journal the (the "WSJ Promotion"). The purpose of the campaign shall be limited to promotion of Work.com's services and the Co-Branded Core Services. Except as provided in Section 4(c) hereof, Work.com will be responsible for all out-of-pocket expenses incurred by Work.com in connection with this promotion.

          c) Beginning in the First Quarter of 2001,Work.com shall add to the process by which users become Registered Users of Work.com, as part of the online dialog during registration and as a prominent part of the welcome e-mail that registered users receive, a registration process for the Co-Branded Core Services (the "Co-Branded Core Services Registration") outlined by Evoke and subject to the reasonable approval of Work.com. The parties shall reasonably cooperate to design and implement such registration process. Work.com shall maintain the Co-Branded Core Services Registration for six (6) months after it is effected.

          d) Each of the promotions described in paragraphs a) - c) will include an offer to users of an amount of free usage of the Co-Branded Core Services (the "Free Promo"). The Free Promo shall consist of the equivalent of $100 of free service and may be offered by Work.com to users only in connection with the Registered Users Promotion, the WSJ Promotion or as otherwise mutually agreed by the parties. Evoke may request, in its sole discretion, a modification to the Free Promo as described in this paragraph 2(d); and any such modification shall take effect upon the mutual agreement of the parties. Further details of this Free Promo will be mutually agreed upon by the parties.

3. Service Obligations:

          a) Without in any way limiting Evoke's obligations pursuant to the Agreement, Evoke will provide all services reasonably necessary to allow users to register and use the Co-Branded Core Services.

          b) Evoke hereby releases Work.com from any obligations with respect to and Work.com may utilize in its sole discretion any and all on-line advertising inventory previously committed to Evoke.


4. Exhibit E - Financial Terms is revised as follows:

          a)   Revenue Sharing:  During the term of this Amendment, Evoke will
               ----------------
               pay Work.com 50% of Net Revenue generated from users of the Co-Branded Core Services. Net Revenue means gross receipts less 20% for estimated long distance services and taxes.

          b)   Promotion Fees:  During the Term of this Amendment, Evoke will
               ---------------
               pay Work.com $1,000,000 in the following installments: (i) $500,000 before the end of the Fourth Quarter of calendar year 2000 for performing the Registered Users Promotion; and (ii) $500,000 before the end of the First Quarter of calendar year 2001 for performing the WSJ Promotion.

          c)   Promotional Costs: Evoke will reimburse Work.com's out-of-pocket
               -----------------
               expenses not to exceed $400,000, in connection with the WSJ Promotion as specified in Section 2(b).

          d)   Delay of Promotion:  In the event that Evoke comes under court or
               ------------------
               der to halt all advertising such that the promotion(s) contemplated herein cannot be performed as specified, the parties agree to cooperate to develop a promotion that is legally permitted under any such court order.

          e)   Delivery and Usage Fees:  Work.com will enter into a separate
               -----------------------
               Service Subscription Agreement with Evoke with respect to the Free Promo.

          5. All of the Assigned Provisions remain in full force and effect, except as specifically modified in this Amendment, and any End User pricing provisions contained in the Agreement that are hereby superceded. All terms capitalized, unless defined herein, shall have the meanings set forth in the Agreement.

          Please acknowledge below that you agree to the terms and conditions of this Amendment.


          Sincerely,

          /s/ Paul Berberian

          Paul Berberian
          President and CEO - Evoke Communications, Inc.



          Agreed to:   Work.com LLC by Work.com Inc., its managing member

          Name:   Don Hutchison     Signature: /s/ Don Hutchison
                                               -----------------
          Title:  Chairman and CEO